Exhibit 3.1

                           CERTIFICATE OF AMENDMENT OF
                    RESTATED CERTIFICATE OF INCORPORATION OF
                          BENTLEY PHARMACEUTICALS, INC.

     Bentley Pharmaceuticals, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

     FIRST: The name of the Corporation is Bentley Pharmaceuticals, Inc.

     SECOND: The Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware on May 1, 1998.

     THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 242 of the General Corporation Law of the State of Delaware, adopted resolutions proposing and declaring advisable and in the best interests of the Corporation certain amendments to the Restated Certificate of Incorporation of the Corporation, as set forth below.

     FOURTH: The first sentence of Article IV of the Restated Certificate of Incorporation of the Corporation is hereby amended and restated as follows:

          "The total number of shares of stock which the Corporation shall have authority to issue is 102,000,000 shares, consisting of (a) 100,000,000 shares of a single class of common stock, par value $.02 per share ("Common Stock")' and (b) 2,000,000 shares of preferred stock, par value $1.00 per share ("Preferred Stock")."

     FIFTH: This amendment to the Restated Certificate of Incorporation of the Corporation was approved at the Corporation's meeting of stockholders, held on May 21, 2003, by the holders of at least a majority of the voting rights of the outstanding shares of common stock of the Corporation, voting together as a single class.

     IN  WITNESS  WHEREOF,  Bentley   Pharmaceuticals,   Inc.  has  caused  this
Certificate of Amendment to its Restated Certificate of Incorporation to be executed this 3rd day of July, 2003.

                                             BENTLEY PHARMACEUTICALS, INC.



                                             By: /s/ JAMES R. MURPHY
                                                 -------------------------------
                                                     James R. Murphy
                                                     President